UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549
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                        FORM 3
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  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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 Filed pursuant to Section 16(a) of the securities Exchange
                     Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act
                      of 1935 or
   Section 30(f) of the Investment Company Act of 1940
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(Print of Type Response)
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1. Name and Address of Reporting Person
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                   Goodman Capital Partners LP
                   59 Valley View Road
                   Great Neck, NY 11021
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2. Date of Event Requiring Statement (Month/Day/Year)
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                    06/09/00
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3. IRS or Social Security Number of Reporting Person
                    (Voluntary)
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4. Issuer Name and Ticker or Trading Symbol
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    Diamond International Group, Inc. (DMDI)
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5. Relationship of Reporting Person to Issuer (Check all
   applicable)
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  (X)Director (X) 10% Owner ( ) Officer (give title below)
  ( ) Other(specify below)
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    The Reporting Person was a 5% owner as of 6/9/00, but is
not longer a 5% owner.
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6. If Amendment, Date of Original (Month/Day/Year)
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                   Not Applicable
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7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Beneficially Owned
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
1. Title of Security 2. Amount of Securities 3. Ownership Form   4. Nature of Indirect
   (Instr. 4)           Beneficial Owned        Direct (D) or       Beneficial Ownership
                        Instr. 4                Indirect (I)        Instr. 5
                                                Instr. 5
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Common stock,
$.001 par value         1,750,000 as of         Indirect            Jerome Goodman, as
                        The Reporting date                          President of Goodman
                        6/9/00.                                     Holdings Inc.,
                        However, as of                              General Partners of
                        12/04/00, the Reporting                     Goodman Capital LP
                        Person holds 0 common
                        Shares of the issuer.

Reminder:  Report on a separate line for each class of
securities  beneficially owned directly or indirectly. SEC
1473 (7-96)
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*    If form is  filed  by more  than  one  reporting
person,  see  Instruction 5(b)(v).
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                    Form 3 (continued)
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Table II - Derivative Securities Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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
1.Title of Derivative 2. Date Exer-  3. Title and 4. Conversion  5. Ownership 6. Nature of
  Securit                cisable and    Amount of    or Exercise    Form of      Indirect
  Instr. 4               Expiration     Securities   Price of       Derivative  Beneficial
                         Date           Underlying   Derivative     Security:    Ownership
                         Month/Date/    Derivative                  Direct or    Instr. 5
                         Year           Security                    Indirect
                                        Instr. 4                    Instr. 5
                    ----------------   ----------   ------------
                       Date Expiration                Amount of
                         Exer-  Date     Title        Number of
                         cisable                      Shares
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        None
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
Explanation of Responses:  None
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GOODMAN CAPITAL PARTNERS LP
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By: /s/ Jerome Goodman                   December 5, 2000
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        Jerome Goodman, as President          Date
        Of Goodman Holdings, Inc.,
        General partner of Goodman
        Capital Partners LP
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** Intentional  misstatements or omissions of facts
constitute  Federal Criminal Violations. See 18 U.S.C. 1001
and 15 U.S.C. 78ff(a).
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Note: File three copies of this Form,  one of which must be manually  signed.
      If space provided is insufficient, see Instruction 6
      for procedure.
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Potential persons who are to respond to the collection of
information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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